Exhibit 10.21

June 27, 2024

Ambassador Frank Wisner

Re:       Board Member for Vyome Therapeutics, Inc.

Dear Frank:

On behalf of [Vyome Therapeutics, Inc.(“Company”), following the closing of the transactions contemplated by that certain Merger Agreement, expected to be signed on July l, 2025 by and among the Company and a Nasdaq listed Company (“Pubco”), with the majority retained by the Company’s shareholders post-merger, [] (as amended or supplemented from time to time, the “Merger Agreement”)), I would like to extend to you the invitation to join the Pubco’s Board of Directors (the “Board”). Once you accept this invitation, subject to approval by the Board, your appointment to the Board will be effective as of the Closing Date (as defined in the Merger Agreement) (the “Effective Date”).

As you are aware, the Company is a Delaware colporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time. If the Closing (as defined in the Merger Agreement) occurs, the Company will also be subject to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and NYSE. In addition, please note that, as a director, you will be subject to the corporate policies of the Company adopted from time to time, including any Code of Business Conduct, Communication Policy and Insider Trading Policy.

We expect that the Board of the Pubco will have three standing committees — the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and from time to time, the Board may establish additional committees to which it may delegate certain duties. As a member of the Board, you will be asked to serve on one or more of the committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s headquarters or via videoconference, and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time.

You agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to the Company.

As a non-employee director of the Board, you will be entitled to the receive compensation for your service as will be set forth in the Company’s non-employee director compensation policy, as it may be adopted or amended from time to time (the “Director Compensation Policy”). We expect that the Director Compensation Policy will include Board and committee retainers and will also provide for reimbursement of reasonable, customary and documented travel expenses to Board meetings.

We estimate that your annual retainer as a director of the Board will be $25,000-$40,000 to be paid in quarterly installments (pro-rated for 2024, based on the Effective Date), provided that such cash compensation shall be subject to the Director Compensation Policy and such further changes or modifications as the Board, or its appropriate committees, may deem necessary or appropriate. Additional cash retainer may be paid based on committee participation.

In addition to your cash compensation, subject to approval by the Board, Closing and effectiveness of the Pubco. 2024 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) as well as the registration of shares of common stock of the Company (“Common Stock”) on Form S-8 in accordance with the Merger Agreement, the Company will grant to you a restricted stock unit award with a grant date fair market value based on the closing price of the shares of Common Stock on the date of grant equal to $150,000-$200,000 (the “Initial Grant”). The Initial Grant will be subject to the terms and conditions set forth in the Plan. The Initial Grant will vest as follows: 1/3 on the first anniversary of the Effective Date and then in equal annual installments over the next 2 years; subject to your continued service as a member of the Board on each applicable vesting date.

In addition to the Initial Grant, you will be eligible for an annual equity award in accordance with the Director Compensation Policy, which we expect to include a restricted stock unit award with a grant date fair value of $75,000-100,000 granted annually with a one year vesting schedule.

Notwithstanding the foregoing, in the event of a Sale Event (as defined in the Plan), the Initial Grant and any annual equity awards will become 100% vested at such time.

The Company has adopted provisions in its Certificate of Incorporation and Bylaws to indemnify directors to the maximum extent allowed under Delaware law. You will also be allowed to enter into an indemnification agreement with the Company consistent with such agreements executed by other members of the Board.

Nothing in this letter agreement or any equity documents or any indemnification agreements should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove you from the Board or othenvise terminate your servicewith the Company, or your rights as a director to resign, at any time in accordance with the provisions of applicable law.

This letter agreement constitutes the complete agreement between you and the Company regarding your service on the Board and supersedes all other agreements and understandings regarding such subject matter. This letter agreement can only be changed by another written agreement signed by you and an authorized representative of the Company Should any provision of this letter agreement be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. This letter agreement will be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

We are excited about the prospect Of having you join the Company as a Board member. Please confirm that the foregoing accurately reflects our agreement regarding your service and compensation as a Board member by signing below and returning a signed copy to the Company via Docusign.

Very truly yours,

/s/ Venkat Nelabhotla
Name: Venkat Nelabhotla
Title: Chief Executive Officer
Accepted and Agreed:
/s/ ILLEGIBLE

Frank Wisner
Date: 6.30.24